UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 30, 2012

West Marine, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive
Watsonville, California 95076
(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2012, West Marine, Inc. and certain of its subsidiaries, as borrowers and guarantors, the lenders that are signatories thereto and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as agent for the lenders, entered into a first amendment to our amended and restated loan and security agreement, to, among other things:

•	amend the procedures by which we may request the issuance of letters of credit;
•	reduce the interest rates applicable to borrowings under our amended and restated loan and security agreement;
•	reduce the unused line fee that we must pay on undrawn availability;
•	extend the final maturity to November 30, 2017; and
•
reduce the maximum available borrowing capacity from $140.0 million to $120.0 million, and at our option and subject to certain conditions, we may increase our borrowing capacity up to an additional $25.0 million.

All other material terms of the amended and restated loan and security agreement remain unchanged.

The foregoing summary of the material changes to our amended and restated loan agreement effected by the first amendment is qualified by reference to the first amendment being filed as an exhibit to this report.

Item 7.01	Regulation FD Disclosure

Business Update

At this time, we also want to communicate a brief update on our business performance.

Revenue and earnings performance through November were within our range of expectations, and we are therefore re-affirming previously-issued guidance for fiscal year 2012. The guidance calls for pre-tax income in a range of $23 million to $26 million, an increase of 8% to 23% versus the prior year. Total sales are expected to be in the range of $670 million to $680 million, with comparable store sales growth of 2.0% to 3.5%. We anticipate capital expenditures for fiscal 2012 to be approximately $19 million.

We did not experience a material adverse impact on our results attributable to Hurricane Sandy, which affected the northeastern part of the country in early November.

We also want to give additional detail around our Merchandise Expansion growth strategy. This strategy builds on our core product business and is intended to welcome a broader base of customers who are passionate about recreating on and around the water by providing Customers a broader selection of authentic footwear, apparel, fishing products and accessories that satisfy the need for function both on and off the boat. Through the end of November, this group of products comprised approximately 14% of our net revenues, compared to approximately 13% during the comparable period last year, and product sales growth through November in these categories over last year has been 14%.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if we specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Special Note Regarding Forward-Looking Statements

This report includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Forward-looking information includes statements that relate to our expectations with respect to our ability to execute on our Merchandise Expansion strategy to drive our comparable store sales.  Forward-looking statements also include our expectations and projections for full-year 2012 results, as well as facts and assumptions underlying these expectations and projections. Actual results for the current fiscal year may differ materially from the preliminary expectations expressed or implied in this report due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

	(d)	Exhibits:
10.1

Amended and Restated Loan and Security Agreement, dated as of August 23, 2010, by and among West Marine Products, Inc., each of the other persons that are signatories thereto as borrowers, each of the persons that are signatories thereto as guarantors, the lenders that are signatories thereto, Wells Fargo Retail Finance, LLC, as agent for the lenders, and Wells Fargo Capital Finance, LLC, as sole lead arranger and sole bookrunner (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated August 23, 2010 and filed on August 27, 2010).

10.2
First Amendment to Amended and Restated Loan and Security Agreement, dated as of November 30, 2012, by and among West Marine Products, Inc., each of the other persons that are signatories thereto as borrowers, each of the persons that are signatories thereto as guarantors, the lenders that are signatories thereto and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: December 4, 2012	By:	/s/ Thomas R. Moran
Thomas R. Moran
Chief Financial Officer